Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2020, in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-239970) and related Prospectus of BioNTech SE for the registration of its ordinary shares.

We also consent to the incorporation by reference therein of our report dated March 31, 2020 with respect to the financial statements of BioNTech SE for the years ended December 31, 2019, 2018, and 2017 included in the Annual Report (Form 20-F) for 2019 filed with the Securities and Exchange Commission.

/s/ Titus Zwirner	/s/ Andreas Weigel
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

July 22, 2020